Exhibit 3.4

                                    Delaware
                                 ---------------
                                 The First State




         I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "BTHC VII, INC.", FILED IN THIS OFFICE ON THE SEVENTH DAY OF JUNE, A.D. 2005, AT 06:06 O'CLOCK P.M.
         A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.














3981774 8100             [SEAL]         /s/ Harriet Smith Windson
                                       -----------------------------------------
050476456                              Harriet Smith Windson, Secretary of State
                                                        AUTHENTICATION: 3933567
                                                                  DATE: 06-08-05

State of Delaware
Secretary of State.
Division of Corporations
Delivered 06:45 PM 06/07/2005
Filed 06:06 PM 06/07/2005
SRV 050476456 - 3981774 FILE

                          CERTIFICATE OF INCORPORATION
                                       OF
                                 BTHC VII, INC.

                                      FIRST

                  The name of the Corporation is BTHC VII, Inc.

                                     SECOND

                  The Corporation will have perpetual existence.

                                      THIRD

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                     FOURTH

         Section 1. Authorization of Shares.

         The aggregate number of shares of capital stock which the Corporation will have authority to issue is 50,000,000 shares, consisting of 40,000,000 shares of common stock, having a par value of $.001 per share ("Common Stock"), and 10,000,000 shares of preferred stock, having a per value of S.001 per share ("Preferred Stock' ).

         Section 2. Common Stock.

         2.1 Dividends. The holders of shares of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation, subject to any preferential payments to which the holders of shares of any series of Preferred Stock shall be entitled as may be stated and expressed pursuant to the resolution establishing any such series of Preferred Stock.

         2.2 Liquidation In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to any holders of shares of any series of Preferred Stock then outstanding of the full amounts of preferential payments to which they shall respectively be entitled as may be stated and expressed pursuant to the resolution establishing any such series of Preferred Stock, the holders of shares of Common Stock then outstanding shall be entitled to share ratably based upon the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its shareholders.

         2.3 Voting Rights. All shares of Common Stock shall be identical with each other in every respect. The shares of Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which shareholders have the right to vote.

         Section 3. Preferred Stock.

         The Board of Directors is authorized to establish, from time to time, one or more series of any class of shares, to increase or decrease the number within each series, and to fix the designations, powers, preferences and relative, participating, optional or other rights of such series and any qualifications, limitations or restrictions thereof. All shares of any one series of Preferred Stock will be identical except as to the dates of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.

                                      FIFTH

         No stockholder of the Corporation will, solely by reason of holding shares of any class, have any preemptive or preferential right to purchase or subscribe for any shares of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such stockholder. The Board of Directors may authorize the issuance of, and the Corporation may issue, shares of any class of the Corporation, or any notes, debentures,-bonds or other securities convertible into or carrying warrants, rights or options to purchase any such shares, without offering any shares of any class to the existing holders of any class of stock of the Corporation.

                                      SIXTH

         At all meetings of stockholders, a quorum will be present if the holders of a majority of the shares entitled to vote at the meeting are represented at the meeting in person or by proxy.

                                     SEVENTH

         Stockholders of the Corporation will not have the right of cumulative voting for the election of directors or for any other purpose.

                                     EIGHTH

         In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the Bylaws of the Corporation or to adopt new Bylaws. Directors need not be elected by written ballot unless expressly required by the Bylaws of the Corporation.



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

                                      NINTH

         The Corporation will, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, indemnify any and all persons it has power to indemnify under such law from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law. In addition, the Corporation shall indemnify each of the Corporation's directors and officers in each and every situation where, under Delaware General Corporation Law (specifically Section 145) the Corporation is not obligated, but is permitted or empowered, to make such indemnification, except as otherwise set forth in the Bylaws of the Corporation. Such indemnification may be provided pursuant to any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his director or officer capacity and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director, officer, employee or agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

         If a claim under the preceding paragraph is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the laws of the State of Delaware nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                                      TENTH

         To the fullest extent permitted by the laws of the State of Delaware as the same exist or may hereafter be amended, a director of the Corporation will not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided however, that this Article shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date of . filing of this Certificate of Incorporation to authorize corporate action further limiting or eliminating the personal liability of a director, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated by the provisions of this Article.

                                    ELEVENTH

         The address of the Corporation's initial registered office is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of its initial registered agent at that address is The Corporation Trust Company.

                                     TWELFTH

         The number of directors constituting the initial Board of Directors of the Corporation is one and the name and mailing address of such person, who is to serve as director until the first annual meeting of the stockholders or until his successor is elected and qualified, is:


         Name                                   Address
         ----                                   -------

         Timothy P. Halter                      12890 Hilltop Road
                                                Argyle, Texas 76226

         Hereafter, the number of directors will be determined in accordance with the Bylaws of the Corporation.

                                   THIRTEENTH

         The powers of the incorporator will terminate upon the filing of this Certificate. The name and mailing address of the incorporator are:


         Name                                   Address
         ----                                   -------

         Timothy P. Halter                      12890 Hilltop Road A
                                                Argyle, Texas 76226

                                   FOURTEENTH

         The Corporation shall not be governed by Section 203 of the Delaware General Corporation Law.

Executed as of the 7th day of June, 2005.

                                              By: /s/ Timothy P. Halter
                                                 -------------------------------
                                                 Timothy P. Halter, Incorporator





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